Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact: Anu Ahluwalia

              (212) 299-2439

NYMEX CONTINUES TO MOVE FORWARD WITH GENERAL ATLANTIC, PLANS TO FILE DEFINITIVE PROXY STATEMENT SHORTLY

NEW YORK, N.Y., January 25, 2006 -- NYMEX Holdings, Inc., today announced that its Board of Directors continues to move forward with General Atlantic LLC on a proposed 10% equity investment by General Atlantic in NYMEX.

NYMEX plans to file a definitive proxy statement related to the General Atlantic transaction with the Securities and Exchange Commission (SEC) shortly.  The definitive proxy, once it is filed, also will be mailed to all NYMEX stockholders, who will have the opportunity to vote on the General Atlantic transaction at a Special Meeting that will be held at least 30 days after the definitive proxy is filed with the SEC.

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Forward Looking and Cautionary Statements
This press release may contain forward--looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward--looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward--looking statements. In particular, the forward--looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward--looking statements.

Statement Regarding Information That Will Become Available
Please note this is not intended to be a solicitation for proxy. In connection with the proposed private placement, NYMEX will file with the Securities and Exchange Commission and distribute to its stockholders a proxy statement. NYMEX's stockholders are urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. When these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to stockholders.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's stockholders in connection with the proposed private placement. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in the proposed private placement will be included in the proxy statement when it becomes available.